UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2007

REMEC, INC.

(Exact name of registrant as specified in its charter)

California	1-16541	95-3814301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3790 Via de la Valle, Del Mar, CA 92014

(Address of principal executive offices, with zip code)

(858) 259-4302

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On March 13, 2005, REMEC, Inc. (“REMEC”) entered into an Asset Purchase Agreement (the “APA”) with Powerwave Technologies, Inc. (“Powerwave”) for the sale of certain assets related to REMEC’s former Wireless Systems Business. Under the APA, Powerwave was required to prepare a balance sheet for the Wireless Systems Business as of the closing date for the purpose of determining the Net Asset Value at Closing (as defined in the APA), any resulting adjustment to the purchase price, and the amount either party was required to pay to the other as a result thereof. On June 20, 2006, REMEC received a proposed closing balance sheet from Powerwave. Under the proposed closing balance sheet, Powerwave claimed that payment was due by REMEC to Powerwave of approximately $1.9 million. REMEC believed that the proposed closing balance sheet was not correct, and that under a correctly stated closing balance sheet, Powerwave was required to pay REMEC $3.0 million. On or about March 23, 2007, after attempts to resolve this dispute informally had failed, REMEC and Powerwave engaged KPMG LLP to serve as an independent accounting firm to render a final determination of the Net Asset Value at Closing, and the amount either party is required to pay to the other as a result thereof.

On August 24, 2007, KPMG LLP determined the Net Asset Value at Closing, and determined that Powerwave is required to pay REMEC $3,000,000 in accordance with the terms of the APA.

In accordance with General Instruction B.2. of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed ‘filed’ for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEC, INC.

Date: August 29, 2007	By:	/s/ Richard A. Sackett
Richard A. Sackett, President